EXECUTION

ANNEX I

THIS ANNEX I, amended and restated as of February _, 2018 to reflect the current series of the RBC Funds Trust, is Annex I to that certain Foreign Custody Manager Agreement dated as of August 1, 2011 between The Bank of New York Mellon and RBC Funds Trust.

PORTFOLIOS

RBC BlueBay Emerging Market Debt Fund

(formerly, RBC BlueBay Emerging Market Select Bond Fund)

RBC BlueBay High Yield Bond Fund

(formerly, RBC BlueBay Global High Yield Bond Fund)

RBC Emerging Markets Equity Fund

RBC Emerging Markets Small Cap Equity Fund

RBC BlueBay Diversified Credit Fund

(formerly, RBC BlueBay Total Return Credit Fund)

RBC Global Opportunities Fund

RBC International Opportunities Fund

RBC Emerging Markets Value Equity Fund

RBC FUNDS TRUST

By:

Name:

Title:

Date:

THE BANK OF NEW YORK MELLON

By:

Name:

Title:

Date: